TRAQIQ, INC.

VOTING, NONCUMMULATIVE SERIES A CONVERTIBLE PREFERRED STOCK

STOCK PURCHASE AGREEMENT

TABLE OF CONTENTS

EXHIBITS

EXHIBIT A – CERTIFICATE OF DETERMINATION

SIGNATURE PAGE TO PURCHASE AGREEMENT

VOTING, NONCUMULATIVE SERIES A

CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

THIS VOTING, NONCUMULATIVE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 1st day of August 2017 by and among TraqIQ, Inc., a California corporation (the "**Company**") and Ajay Sikka (the "**Purchaser**").

The parties hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1 Sale and Issuance of Voting, Noncumulative Series A Convertible Preferred Stock.

(a) The Company has adopted and filed with the Secretary of State of the State of California on July 21, 2017 before the Initial Closing (as defined below) the Certificate of Determination in the form of Exhibit A attached to this Agreement (the "**Certificate of Determination**").

(b) Subject to the terms and conditions of this Agreement and as set forth in the Certificate of Determination, the Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to the Purchaser at the Closing that number of shares of Voting, Noncumulative Series A Convertible Preferred Stock, $0.0001 par value per share (the **"Series A Preferred Stock**" or **"Preferred Stock"**), set forth opposite the Purchaser's name on the signature page, at a purchase price of $0.20 per share. The shares of Series A Preferred Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the "**Shares**." The Purchaser agrees to purchase a minimim of Fifty Thousand Shares (50,000) Share at $0.20 per share for a minimum purchase price of Ten Thousand Dollars ($10,000.00) (the "Minimum Purchase Price").

1.2 Closing; Delivery.

(a) The Company is offering the purchase and sale of the Shares on a best efforts basis with the minimum number of shares being fifty thousand (50,000) shares for the Minimum Purchase Price. The purchase and sale of the Shares for the Minimum Purchase Price shall take place remotely via the exchange of documents and signatures upon acceptance of the Minimum Purchase Price by the Company, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the "**Closing**").

(b) At the Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing against

payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, or by any combination of such methods.

1.3 Intentionally omitted.

1.4 Use of Proceeds. In accordance with the directions of the Company's Board of Directors, the Company will use the proceeds for working capital.

1.5 Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) "**Affiliate**" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) "**Code**" means the Internal Revenue Code of 1986, as amended.

(c) "**Company Intellectual Property**" means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company's business as now conducted and as presently proposed to be conducted.

(d) "**Key Employee**" means any executive-level employee (including director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(e) "**Knowledge**," including the phrase "**to the Company's knowledge**," shall mean the actual knowledge after reasonable investigation of the following officers: Ajay Sikka and Lloyd Spencer.

(f) "**Material Adverse Effect**" means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

(g) "**Person**" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(h) "**Purchaser**" means the Purchaser who is the party to this Agreement.

(i) "**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(j) **"SEC"** means the United States Securities and Exchange Commission.

(k) **"Share Exchange Agreement"** means the share exchange agreement between the Company, on the one hand and OminiM2M, Inc. and its shareholders and Ci2i Services, Inc. and its shareholders, on the other hand.

(l) "**Shares**" means the shares of Voting, Noncumulative Series A Convertible Preferred Stock issued at the Closing.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated.

For purposes of these representations and warranties (other than those in Subsections 2.2, 2.3, 2.4, 2.5 and 2.6), the term "the Company" shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing is set forth in its Quarterly Report on Form 10-Q for the period ended June 30, 2017, filed with the SEC.

2.3 Authorization. All corporate action required to be taken by the Company's Board of Directors in order to authorize the Company to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Agreement and Shares, the performance of all obligations of the Company under the Agreement to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in Subsection 2.5(ii) below, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Articles of Incorporation, as amended, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchaser in Section 3 of this Agreement, and subject to Subsection 2.5 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.5 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for the filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

2.6 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company's knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) to the Company's knowledge, that questions the validity of the Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated by the Agreement; or (iii) to the Company's knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company's knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company's employees, their services provided in connection with the Company's business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7 Intellectual Property. The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company's knowledge, no product or service marketed or sold (or proposed to be marketed or

sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company's business. To the Company's knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company's business as now conducted and as presently proposed to be conducted.

2.8 Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Articles of Incorporation, as amended or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or, (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated by the Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.9 Agreements; Actions.

(a) Except for the Agreement and as set forth in its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and the Share Exchange Agreement, there are no agreements, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound (contingent or otherwise) of, or payments to, the Company, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b) Except as set forth in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and the Share Exchange Agreement, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities , (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (b) and (c) of this Subsection 2.9, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.10 Certain Transactions.

(a) Other than as set forth in the Company's Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and its Share Exchange Agreement, there are no (i) standard employee benefits, (ii) standard director and officer indemnification agreements, and (iii) the purchase of shares of the Company's capital stock and the issuance of options to purchase shares of the Company's Common Stock or understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) Except as set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its Quartely Reports on Form 10-Q, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company's directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company's knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or (iii) financial interest in any material contract with the Company.

2.11 Property. The Company's property and assets are set forth in its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Report on Form 10Q for the interim period ended June 30, 2017. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold

interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.12 Financial Statements. The Company financial statements are set forth in its SEC filings.

2.13 Changes. Since the date of its most recent Form 10-Q for the quarter ended June 30, 2016 and the Share Exchange Agreement, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect or as otherwise disclosed herein;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer or Key Employee of the Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k) any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m) to the Company's knowledge, any other event or condition of any character, other than events affecting the economy or the Company's industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Subsection 2.13.

2.14 Employee Matters.

(a) The Company's officer employment information is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016 and in its Board of Director Minutes dated July 20, 2017.

(b) To the Company's knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of the Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted and as presently proposed to be conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Company's knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company's board of directors.

(f) To the Company's knowledge, none of the Key Employees or directors of the Company is (a) subject to any current voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations, misdemeanors, and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.15 Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company, which have not been timely paid. There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company, which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.16 Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.17 Corporate Documents. The Certificate of Determination of the Company are in the form provided to the Purchaser.

2.18 Disclosure. The Company's financial and nonfinancial information is available on the SEC's website at www.sec.gov. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Shares and the Company incorporates by reference herein all disclosures set forth in its Form 10-K for the year ended December 31, 2016 and for the Quarters ended March 31, 2017 and June 30, 2017, respectively as set forth on its Form 10-Q for the respective quarters and in its Share Exchange Agreement and Board minutes. No representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact or, to the Company's knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to Purchaser of securities.

2.19 Foreign Corrupt Practices Act. Neither the Company nor any of the Company's directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any "foreign official" (as such term is defined in the U.S. Foreign Corrupt Practices Act (the "**FCPA**")), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Agreement. The Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. The Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company's management and has had an opportunity to review the Company's facilities and the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q and is a party to the Share Exchange Agreement. The foregoing, however,

does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

3.5 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, will bear one of the following legends:

(a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(b) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7 Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 Intentionally omitted.

3.9 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10 Exculpation Among Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.11 Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on the signature page; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on the signature page.

4. Conditions to the Purchaser' Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.4 Certificate of Determination. The Company shall have filed the Certificate of Determination with the Secretary of State of California on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.6 Minimum Number of Shares at the Closing. A minimum of fifty thousand (50,000) shares must be sold at the Closing.

5. Conditions of the Company's Obligations at Closing. The obligations of the Company to issue Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Subsection 4.1 shall be true and correct in all respects as of such Closing.

5.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4 Minimum Number of Shares at Initial Closing. A minimum of fifty thousand (50,000) shares must be sold at the Closing.

6. Miscellaneous.

6.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3 Governing Law; Jurisdiction; Service of Process. The internal law of the State of California shall govern this Agreement without regard to conflicts of laws principles. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement will be brought against any of the parties in the courts of the State of California, County of Los Angeles or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

6.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 6.6.

6.7 No Finder's Fees. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder's or broker's fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8 Fees and Expenses. At the Closing, each party shall bear its own fees and expenses with respect to the Agreement.

6.9 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.10 Amendments and Waivers. Except as set forth in Subsection 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Subsection 6.10 shall be binding upon the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.11 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default

theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Entire Agreement. This Agreement (including the Exhibit hereto) and the Certificate constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.14 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party's intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the "**AAA**"), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Los Angeles, CA, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

6.15 No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

IN WITNESS WHEREOF, the parties have executed this Voting Noncumulative Series A Convertible Preferred Stock Purchase Agreement as of the date first written above.

TRAQIQ, INC.

By: ______________________________

Ajay Sikka

Its: Chief Executive Officer

PURCHASER:

By: AJAY SIKKA

Address: 4826 194th Avenue SE,

Issaquah WA 98027

EXHIBITS

EXHIBIT A – CERTIFICATE OF DETERMINATION

CERTIFICATE OF DETERMINATION
OF
TRAQIQ, INC.

Gary L. Blum and Donald P. Hateley certify that:

1. They are the Chief Executive Officer and Assistant Secretary, respectively, of TraqIQ, Inc., a California corporation.

2. The corporation is authorized to issue 10,000,000 shares of preferred stock, none of which has been issued, and of those shares of preferred stock, has authorized the issuance of a Series A Preferred Stock, which shall have 50,000 shares.

3. The following resolution was duly adopted by the board of directors:

WHEREAS, the board of directors is authorized by the Articles of Incorporation to divide the Preferred Stock into any number of series, and to fix the designation and number of shares of such series, and to determine the rights, preferences and restrictions of any wholly unissued series of Preferred Stock.

BE IT RESOLVED, that the Board of Directors hereby establishes a series of preferred stock as follows:

I. **Series; Number of Shares**. Such series of Preferred Stock is designated Series A Preferred Stock. The number of shares of such series is 50,000.

II. **Dividends**. Initially, there will be no dividends due or payable on the Series A Preferred Stock.

III. **Liquidation Preference**. If the corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the corporation shall liquidate, dissolve or wind up, or if the corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the corporation's assets in one transaction or in a series of related transactions (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the corporation upon liquidation, dissolution or winding up unless prior thereto the shareholders of shares of Series A Preferred Stock shall have received the Liquidation Preference (as defined below) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the shareholders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the preferential amounts payable thereon, then the entire assets and funds of the corporation legally available for distribution to the Series A Preferred Stock shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The purchase or redemption by the corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the corporation. Neither the consolidation or merger of the corporation with or into any other entity nor the sale or transfer by the corporation of substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the corporation. The "Liquidation Preference" with respect to a share of Series A Preferred Stock means an amount equal to the stated value thereof.

IV. **Conversion**.

(a) Each outstanding share of Series A Preferred Stock shall be convertible into the number of shares of the corporation's common stock (the "Common Stock") determined by dividing the Stated Value by the Conversion Price as defined below, at the option of any Series A Preferred Stock shareholder in whole or in part, at any time commencing no earlier than six (6) months after the issuance date; provided that any conversion under this section must be made during the ten (10) day period immediately following the date on which the corporation files with the Securities and Exchange Commission any periodic report on form 10-Q, 10-K or the equivalent form; provided further that, any conversion under this Section IV: (a) shall be for a minimum Stated Value of $500.00 of Series A Preferred Stock. Any Series A Preferred Stock shareholder shall affect conversions by sending a conversion notice (the "Notice of Conversion") in the manner set forth in Section IV(j). Each Notice of Conversion shall specify the Stated Value of Series A Preferred Stock to be converted. The date on which such conversion is to be effected (the "Conversion Date") shall be on the date the Notice of Conversion is delivered pursuant to Section IV(j) hereof. Except as provided herein, each Notice of Conversion, once given, shall be irrevocable. Upon the entire conversion of the Series A Preferred Stock, the certificates for such Series A Preferred Stock shall be returned to the corporation for cancellation.

(b) Not later than ten (10) business days after the Conversion Date, the corporation will deliver to the Series A Preferred Stock shareholder: (i) a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of the Series A Preferred Stock; and (ii) once received from the corporation, the Series A Preferred Stock in principal amount equal to the principal amount of the Series A Preferred Stock not converted; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series A Preferred Stock until the Series A Preferred Stock are either delivered for conversion to the corporation or any transfer agent for the Series A Preferred Stock or Common Stock, or the Series A Preferred Stock shareholder notifies the corporation that such Series A Preferred Stock certificates have been lost, stolen or destroyed and provides an agreement reasonably acceptable to the corporation to indemnify the corporation from any loss incurred by it in connection therewith. In the case of a conversion pursuant to a Notice of Conversion, if such certificate or certificates are not delivered by the date required under this Section IV(b), the Series A Preferred Stock shareholder shall be entitled, by providing written notice to the corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the corporation shall immediately return the Series A Preferred Stock tendered for conversion.

(c) The Conversion Price for each share of Series A Preferred Stock in effect on any Conversion Date shall be (i) eighty five percent (85%) of the average closing bid price of the Common Stock over the twenty (20) trading days immediately preceding the date of conversion, (ii) but no less than par value of the Common Stock. For purposes of determining the closing bid price on any day, reference shall be to the closing bid price for a share of Common Stock on such date on the OTC Markets, as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices) (the "Per Share Market Value").

(d) (i) If the corporation, at any time while any Series A Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities (as defined below) payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of Common Stock any shares of capital stock of the corporation, the Conversion Price designated in Section IV(c) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the corporation outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section IV(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) If the corporation, at any time while Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Series A Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price at which each Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share

Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however that in the event of a distribution exceeding ten percent (10%) of the net assets of the corporation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the corporation) (an "Appraiser") selected in good faith by the Holders of a majority of the principal amount of the Series A Preferred Stock then outstanding; and provided, further, that the corporation, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holder and all other Holders of Series A Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(iii) All calculations under this Article IV shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.

(iv) Whenever the Conversion Price is adjusted pursuant to Section IV(d)(ii) or (iii), the corporation shall within ten (10) days after the determination of the new Conversion Price mail and fax to the Holder and to each other Holder of Series A Preferred Stock, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(v) In case of any reclassification of the Common Stock, any consolidation or merger of the corporation with or into another person, the sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder of Series A Preferred Stock then outstanding shall have the right thereafter to convert such Series A Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by Holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series A Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series A Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section IV(d)(v) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(vi) If:

(A) the corporation shall declare a dividend (or any other distribution) on its Common Stock; or

(B) the corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

(C) the corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

(D) the approval of any stockholders of the corporation shall be required in connection with any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the corporation is a party, any sale or transfer of all or substantially all of the assets of the corporation, or any

compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(E) the corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the corporation;

then the corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be mailed and faxed to the Holders of Series A Preferred Stock at their last addresses as it shall appear upon the Series A Preferred stock register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(e) The corporation covenants that all shares of Common Stock that shall be issuable hereunder shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

(f) No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the corporation shall eliminate such fractional share interest by issuing the Series A Preferred Stock shareholder an additional full share of Common Stock.

(g) The issuance of certificates for shares of Common Stock on conversion of Series A Preferred Stock shall be made without charge to the Series A Preferred Stock shareholder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Series A Preferred Stock shareholder and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

(h) Series A Preferred Stock converted into Common Stock shall be canceled upon conversion.

(i) Each Notice of Conversion shall be given by facsimile to the corporation no later than 5:00 pm PST. Any such notice shall be deemed given and effective upon the transmission of such facsimile at the current facsimile telephone number of the corporation. In the event that the corporation receives the Notice of Conversion after 5:00 p.m. PST, the Conversion Date shall be deemed to be the next business day. In the event that the corporation receives the Notice of Conversion after the end of the business day, notice will be deemed to have been given the next business day.

V. **Rank**. The Series A Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the corporation, rank: (i) prior to the corporation's common stock; (ii) prior to any class or series of capital stock of the corporation hereafter created that, by its terms, ranks junior to the Series A Preferred Stock ("Junior Securities"); and (iii) *pari passu* with any other series of preferred stock of the corporation hereafter created which by its terms ranks on a parity ("*Pari Passu* Securities") with the Series A Preferred Stock.

VI. Voting Rights. Each one share of the Series A Preferred Stock shall have voting rights equal to fifty thousand (50,000) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred

Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the corporation's Articles of Incorporation or by-laws.

VII. Protection Provisions So long as any shares of Series A Preferred Stock are outstanding, the corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock (the "Holder(s)"), alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the Holders of Series A Preferred Stock.

VIII. Miscellaneous

a. Lost or Stolen Certificates: Upon receipt by the corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the corporation shall execute and deliver new Preferred Stock Certificates. However, the corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the Holder of Series A Preferred Stock contemporaneously requests the corporation to convert such Holder's Series A Preferred.

b. Waiver: Notwithstanding any provision in this Certificate of Determination to the contrary, any provision contained herein and any right of the Holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the unanimous written consent of the Holders of the Series A Preferred Stock.

c. Notices: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the corporation:

TraqIQ, Inc.
201 Santa Monica Blvd., Suite 300
Santa Monica, CA 90401-2224
or
14205 SE 36th Street
Suite 100
Bellevue, WA 98006
Attention: Corporate Secretary
Telephone: (425) 818-0560 x 701
Facsimile: (425) 818-0560

If to the Holders of the Series A Preferred, to the address listed in the corporation's books and records.

We declare that we are the persons who executed the foregoing Certificate of Determination and that this instrument is the act and deed of the undersigned.

Dated: July 19, 2017

By: /s/ Gary L. Blum
Gary L. Blum
Its: Chief Executive Officer

Dated: July 19, 2017

By: /s/ Donald P. Hateley
Donald P. Hateley
Its: Assistant Secretary